Exhibit (h)(2)

AUTHORIZED PARTICIPANT AGREEMENT

FOR

CSOP ETF TRUST

This Authorized Participant Agreement (the “Agreement”) is entered into by and between ALPS Distributors, Inc. (the “Distributor”) and [___________________] (the “Participant”), and is subject to acceptance by Brown Brothers Harriman & Co. (the “Index Receipt Agent” or “Transfer Agent”), as the Transfer Agent, ETF Administrator and index receipt agent for each series, as set forth in Annex I hereto (each a “Fund”), of CSOP ETF Trust (the “Trust”). The Distributor, the Transfer Agent and the Participant acknowledge and agree that the Trust shall be a third-party beneficiary of this Agreement and shall receive the benefits contemplated by this Agreement, to the extent specified herein.

The Index Receipt Agent serves as the index receipt agent for the Fund and is an Index Receipt Agent as that term is defined in the rules of the National Securities Clearing Corporation. The Distributor provides services as principal underwriter of the Fund acting on an agency basis in connection with the sale and distribution of the class of shares issued by the Fund known as “Fund Shares.”

The Fund is structured so as to benefit from China’s RQFII program (the “Program”), which allows for the direct purchase of shares designated as “A Shares” and listed on the Shanghai Stock Exchange and Shenzhen Stock Exchange (the “China Shares”), in accordance with the Program requirements. Pursuant to the Program, the Fund is subject to specific quota limitations on the purchase of China Shares (the “Quotas”), which could affect the availability of Creation Units.

The process by which an investor purchases and redeems Fund Shares from the Fund is described in detail in the Fund’s current prospectus and statement of additional information, as each may be supplemented or amended from time to time (collectively, the “Prospectus”) that comprise part of the Trust’s registration statement, as amended, on Form N-1A (Securities Act of 1933 Registration No. File No. 333-198810; Investment Company Act of 1940 Registration No. File No. 812-22998) (“Registration Statement”) and the Authorized Participant Procedures Handbook (“AP Handbook”) (hereinafter collectively, “Fund Documents”). The discussion of the purchase and redemption process in this Agreement is modified as necessary by reference to the more complete discussions in the Fund Documents. References to the Fund Documents are to the then current Prospectus and AP Handbook as each may be supplemented or amended from time to time. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Fund Documents. In the event of a conflict between this Agreement and the Fund Documents, the Fund Documents shall control. In the event of a conflict between the Prospectus and AP Handbook, the Prospectus shall control. Each party to this Agreement agrees to comply with the provisions of the Fund Documents to the extent applicable to it.

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Fund Shares may be purchased or redeemed directly from the Fund only in aggregations of a specified number, known as a “Creation Unit.” The number of Fund Shares presently constituting a Creation Unit of each Fund is set forth in Annex I. Creation Units of Fund Shares may be purchased only by or through an entity that has entered into an Authorized Participant Agreement with the Distributor and is either (i) a “Participating Party,” (i.e., a broker-dealer or other participant in the clearing process through the Continuous Net Settlement System (“CNS”) of the NSCC (the “Clearing Process”), a clearing agency that is registered with the SEC; or (ii) a participant in The Depository Trust Company (“DTC”). To purchase a Creation Unit, an authorized DTC participant or CNS participant, whether acting for its own account or on behalf of another party, generally must deliver to the Fund cash computed as described in the Fund Documents (the “Fund Deposit”).

This Agreement is intended to set forth the procedures by which the Participant may purchase and/or redeem Creation Units of Fund Shares through the DTC systems. The procedures for processing an order to purchase Fund Shares (a “Purchase Order”) and an order to redeem Fund Shares (a “Redemption Order”) are described in the Fund Documents. All Purchase and Redemption Orders must be made pursuant to the procedures set forth in the Fund Documents. The Participant may not cancel a Purchase Order or a Redemption Order after it is placed.

The parties hereto, in consideration of the premises and of the mutual agreements contained herein, agree as follows:

1.	STATUS OF PARTICIPANT

(a)                   The Participant hereby represents, covenants, and warrants that it is and will continue to be a participant in DTC (“DTC Participant”) so long as this Agreement is in full force and effect. The Participant may place Purchase Orders or Redemption Orders through the DTC or through the Distributor’s electronic interface, subject to the procedures for purchase and redemption referred to in Section 2 of this Agreement and set forth in the AP Handbook. In the event Participant utilizes the Distributor’s electornic interface for Order entry, the Participant agrees to the terms and conditions set forth in Annex III hereto. If a Participant loses its status as a DTC Participant, the Participant shall promptly notify the Distributor in writing of the change in status or eligibility. Upon such notice, the Distributor, in its sole discretion, may terminate this Agreement.

(b)                   Unless not required to be licensed as a broker-dealer or a member of FINRA; or subject to paragraph (c) below, the Participant hereby represents and warrants that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business, and is a member in good standing of the Financial Industry Regulatory Authority (the “FINRA”). The Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant agrees to comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the Constitution, By-Laws and Conduct Rules of the FINRA, and that it will not offer or sell Fund Shares of any Fund in any state or jurisdiction where such shares may not lawfully be offered and/or sold.

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(c)                  If the Participant is offering and selling Fund Shares of any Fund in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered or qualified as a broker or dealer, or to be a member of FINRA, as set forth above, the Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the Securities Act of 1933, as amended (the “1933 Act”) and the regulations promulgated thereunder, and to conduct its business in accordance with the spirit of the FINRA Conduct Rules.

2.	EXECUTION OF PURCHASE AND REDEMPTION ORDERS

(a)                   All Purchase Orders and Redemption Orders shall be made in accordance with the terms of the Fund Documents and the procedures as described in the AP Handbook. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. It is contemplated that the phone lines used in connection with the purchase and redemption of Creation Units, which includes use by representatives of the Distributor, Index Receipt Agent or the Trust and any affiliates thereof, will be recorded, and the Participant hereby consents to the recording of all calls in connection with the purchase and redemption of Creation Units. The Fund reserves the right to issue additional or other procedures relating to the manner of purchasing or redeeming Creation Units, and the Participant agrees to comply with such procedures as may be issued from time to time, including but not limited to the procedures that are referenced in the AP Handbook. The Participant acknowledges and agrees on behalf of itself and any party for which it is acting that a Purchase Order or Redemption Order shall be irrevocable, and that the Funds (or the Distributor on behalf of the Funds) reserve the right to reject any Purchase Order in accordance with the terms of the Fund Documents. The Participant agrees that the Distributor and the Trust have and reserve the right, in their sole discretion without notice, to reject a Purchase Order or suspend sales of Fund Shares, in accordance with the terms of the Fund Documents and the terms of this Agreement. With respect to Purchase Orders, the Participant further acknowledges and agrees that the Purchase Order may be rejected by the Funds or the Distributor if there is insufficient Quota available to complete the order.

(b)                  Nothing contained herein shall be deemed to require the Trust or the Distributor, or the Index Receipt Agent on behalf of the Trust, to complete any Purchase Order or Redemption Order unless and until the Participant has delivered to the Index Receipt Agent on behalf of the Trust (in accordance with the delivery instructions provided by the Index Receipt Agent) an amount of cash equal to [108]% (or such other percentage as may be agreed from time to time by the Participant and the Distributor and accepted by the Index Receipt Agent) of the net asset value of the Fund prior to 5:30 p.m. ET on the business day immediately preceding the relevant trade day. The Fund may at any time use such collateral to purchase securities as may become necessary in the sole discretion of the Trust or the Index Receipt Agent on behalf of the Trust. The Participant understands and agrees that in the event collateral is not fully transferred to the Trust by the time specified, a Purchase Order or Redemption Order may be cancelled by the Trust and the Participant will be solely responsible for any and all expenses and costs incurred by the Fund, Distributor and the Index Receipt Agent related to the cancelled order.

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(c)                   Once the Participant has submitted an order for Creation Units it will receive an acknowledgement of the order. The final notification of acceptance to the Participant will depend on (as relevant) the cash subscription proceeds being paid in sufficient time to complete the order, the Fund having access to sufficient RQFII quota available to complete the order, and the ability of the Fund to buy or sell the underlying assets. For Creation Orders, on the business day immediately preceding the relevant trade day, the Index Receipt Agent will either confirm to the Participant that the order has been accepted by the Fund or notify the Participant that the order has been rejected by the Fund.

(d)                   Fund Deposit. Participant acknowledges and agrees that:

(i) Due to various legal and operational constraints in China, the principal consideration for the purchase of a Creation Unit is cash. In the case of a cash purchase, the Participant must pay the cash equivalent of the Deposit Securities (defined below) it would otherwise be required to provide through an in-kind purchase, plus the same Cash Component (defined below) required to be paid by an in-kind purchaser.

(ii) The Participant must pay the Transaction Fees required by the Fund as set forth in the Fund Documents.

(iii) To the extent the Fund permits in-kind consideration for the purchase of a Creation Unit of the Fund, the consideration for the purchase of such Creation Unit generally consists of an amount of cash equal to the value of an in-kind deposit of a designated portfolio of securities (the “Deposit Securities”) and an amount of cash (the “Cash Component”) computed as set forth in the Fund Documents. Together, the Deposit Securities and the Cash Component constitute the “Fund Deposit” for the Fund, which represents the minimum initial and subsequent investment amount for a Creation Unit of the Fund.

(iv) The Cash Component is sometimes also referred to as the “Balancing Amount.” The Cash Component is an amount equal to the difference between the NAV of the shares (per Creation Unit) and the value of Deposit Securities. If the Cash Component is a positive number, the Participant will deliver the Cash Component. If the Cash Component is a negative number, the Participant will receive the Cash Component. The Cash Component does not include any stamp duty or other similar fees and expenses payable upon transfer of beneficial ownership of the Deposit Securities. These are the sole responsibility of the Authorized Participant.

(v) The Trust reserves the right to permit or require the substitution of an amount of cash (i.e., a “cash in lieu” amount) to be added to the Cash Component at its discretion. For example, cash may be substituted to replace any Deposit Security that may not be available in sufficient quantity for delivery or that may not be eligible for transfer through the systems of DTC or the Clearing Process. The Trust also reserves the right to permit or require a “cash in lieu” amount where the delivery of the Deposit Security by the Participant (as described in the Fund Documents) would be restricted under the securities laws or where the delivery of the Deposit Security to the Participant would result in the disposition of the Deposit Security by the Participant becoming restricted under the securities laws, or in other situations deemed appropriate by the Trust. The Fund reserves the right to use this approach, including issuing and redeeming Creation Units partially in-kind and partially in cash.

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3.	MARKETING MATERIALS AND REPRESENTATIONS.

The Participant represents, warrants, and agrees that it will not make any representations concerning Fund Shares, the Trust or the Fund, other than those contained in the Fund’s then current Prospectus or in any promotional materials or sales literature furnished to the Participant by the Distributor. The Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Fund Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs, or other similar materials), except such information and materials as may be furnished to the Participant by the Distributor and such other information and materials as may be approved in writing by the Distributor. The Participant understands that the Fund will not be advertised or marketed as an open-end investment company, i.e., as a mutual fund, and that any advertising materials will prominently disclose that the Fund Shares are not individually redeemable. In addition, the Participant understands that any advertising material that addresses redemption of Fund Shares will disclose that Fund Shares may be tendered for redemption to the issuing Fund only in Creation Units. Notwithstanding the foregoing, the Participant may without the written approval of the Distributor prepare and circulate in the regular course of its business research reports that include information, opinions, or recommendations relating to Fund Shares (i) for public dissemination, provided that such research reports compare the relative merits and benefits of Fund Shares with other products and are not used for purposes of marketing Fund Shares and (ii) for internal use by the Participant. Neither the Distributor, the Trust, the Fund nor the Transfer Agent shall have any liability or responsibility for such research reports and materials.

4.	SETTLEMENT AMOUNT

The Participant hereby agrees that, in connection with a Purchase Order, whether for itself or any party for which it acts, it will make available on or before the contractual settlement date (the “Contractual Settlement Date”), by means satisfactory to the Trust, and in accordance with the provisions of the Fund Documents, immediately available or same day funds estimated by the Trust to be sufficient to pay the cash consideration next determined after acceptance of the Purchase Order, together with any applicable purchase transaction fee. Any excess funds will be returned following settlement of the Purchase Order. The Participant should ascertain the applicable deadline for cash transfers by contacting the operations department of the broker or depositary institution effectuating the transfer of the cash amount. The Participant hereby agrees to ensure that the cash amount will be received by the issuing Fund in accordance with the terms of the Fund Documents, but in any event on or before the Contractual Settlement Date, and in the event payment of such cash amount has not been made in accordance with the provisions of the Fund Documents or by such Contractual Settlement Date, the Participant agrees on behalf of itself or any party for which it acts in connection with a Purchase Order to pay the amount of the cash consideration, plus interest, computed at such reasonable rate as may be specified by the Fund from time to time. The Participant shall be liable to the Index Receipt Agent, the Fund’s custodian and any sub-custodian for any amounts advanced by each of them in its sole discretion to the Participant for payment of the amounts due and owing.

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5.	ROLE OF PARTICIPANT

(a)               The Participant acknowledges and agrees that, for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or the Distributor or any other service providers to the Trust in any matter or in any respect. The Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Funds or the Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

(b)              The Participant agrees as a DTC Participant and in connection with any purchase or redemption transactions in which it acts on behalf of a third party, that it shall extend to such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Fund Documents.

(c)              The Participant agrees to maintain all books and records of all sales of Fund Shares made by or through it pursuant to its obligations under the federal securities laws and to furnish copies of such records to the Fund or the Distributor upon the request of the Fund or the Distributor.

(d)              The Participant represents, covenants and warrants that, from time to time, it may be a Beneficial Owner or legal owner of Shares (as that term is defined in Rule 16a-1(a)(2) of the 1934 Act). The Participant agrees to irrevocably appoint the Distributor as its agent and proxy with full authorization and power to vote (or abstain from voting) its beneficially or legally owned Shares which the Participant has not rehypothecated and which the Participant is or may be entitled to vote at any meeting of shareholders of the Trust held after the effective date of this Agreement, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. The Distributor shall vote (or abstain from voting) such Shares in accordance with Distributor’s proxy voting policies and procedures, with complete independence from and without any regard to any views, statements or interests of the Authorized Participant, its affiliates or any other person. The Participant acknowledges that the Distributor will not exercise discretion or otherwise provide advice or guidance to the Participant or any other party in connection with any vote (or abstention thereof). The Distributor may carry out its responsibilities hereunder through an agent, nominee, attorney or such other third party as it deems necessary or appropriate, to the extent allowable pursuant to applicable law.

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For purposes of this Section, beneficially owned Shares shall not include those Shares for which the Participant is the record owner but which are held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business, unless the Participant instructs the Distributor in writing otherwise. The Participant acknowledges that the Distributor will not exercise the voting rights applicable to such Shares unless the Participant instructs the Distributor in writing otherwise. For the avoidance of doubt, it shall be the responsibility of the Participant to instruct the Distributor in writing as to which Shares will/will not be voted by the agent and proxy pursuant to this Section. The Participant represents that it has all the necessary legal power and authority to vote, and to appoint an agent and proxy to vote, all such Shares as contemplated herein. The Participant hereby agrees to indemnify and hold harmless the Distributor from and against any loss, liability, cost or expense suffered or incurred by such Distributor resulting directly from losses, liabilities or expenses resulting from this Proxy other than those arising from the negligence, bad faith or willful misconduct of the Distributor.

The Distributor, as proxy for the Participant hereunder: (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys in any lawful manner deemed appropriate by it, including in writing, by telephone, facsimile, electronically (including through the internet) or otherwise. The powers of such agent and proxy shall include (without limiting its general powers hereunder) the power to receive and waive any notice of any meeting on behalf of the Participant. The appointment of the Distributor as agent and proxy shall be deemed renewed each time Participant acquires Shares as a beneficial owner. The Distributor shall serve as an irrevocable agent and proxy for the Participant under this Section for so long (and only so long) as this Agreement remains in effect. In the event Applicable Law prevents the assignment of the irrevocable proxy, or deems such proxy to expire due to the passage of time, the Participant hereby agrees to execute and deliver such additional documentation as may be necessary to cause the Distributor to serve as its attorney and proxy for the purposes discussed in this Agreement. The Distributor shall promptly notify the Participant if the Distributor ceases to act as Distributor to any Fund or the Trust, as applicable. The Distributor may terminate this irrevocable proxy (i.e., this Section after sixty (60) days written notice to the Participant and termination of this irrevocable proxy by itself shall not serve to terminate the Agreement

(e)               The Participant understands that under the terms of the NYSE Arca, Inc. (the “Listing Exchange”) requires that members, including Equity Permit Holders and Market Makers, provide to all purchasers of Fund Shares a written description of the terms and characteristics of such securities, in a form prepared by the open-end management investment company issuing such securities, not later than the time a confirmation of the first transaction in such series is delivered to such purchaser. In addition, members shall include a written description with any sales material relating to Fund Shares that is provided to customers or the public. Any other written materials provided by a member to customers or the public making specific reference to a Fund of the Trust as an investment vehicle must include a statement in substantially the following form: “A circular describing the terms and characteristics of Fund Shares has been prepared by the Trust and is available from your broker or the Listing Exchange. It is recommended that you obtain and review such circular before purchasing Fund Shares. In addition, upon request you may obtain from your broker a prospectus for Fund Shares.” Such other written materials provided by a member to customers or the public shall include all other necessary and appropriate disclosures. A Participant who is a Listing Exchange member carrying an omnibus account for a non-member broker-dealer is required, if appropriate, to inform such non-member that the execution of an order to purchase Fund Shares for such omnibus account will be deemed to constitute agreement by the non-member to make such written description available to its customers on the same terms as are directly applicable to members under this Rule.

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(f)               The Participant represents that its anti-money laundering program (“AML Program”) is maintained consistent with all applicable federal laws, rules and regulations, including the USA Patriot Act and rules promulgated by the SEC, and that its AML Program, at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under section 326 of the USA Patriot Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against reports and suspicious activity reports, (viii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA Patriot Act, and (ix) allows for appropriate regulators to examine its anti-money laundering books and records. The Distributor shall verify the identity of each Authorized Participant and maintain identification verification and transactional records in accordance with the requirements of applicable laws and regulations aimed at the prevention and detection of money laundering and/or terrorism activities.

6.	AUTHORIZED PERSONS OF THE PARTICIPANT

(a)               Concurrently with the execution of this Agreement and from time to time thereafter as may be requested by the Trust or the Distributor or their designees, the Participant shall deliver to the Distributor and the Trust or their designees, with copies to the Index Receipt Agent, a certificate in a form approved by the Distributor (see Annex II hereto), duly certified as appropriate by the Participant’s Secretary or other duly authorized official, setting forth the names and signatures of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request, or instruction on behalf of the Participant (each an “Authorized Person”). Such certificate may be accepted and relied upon by the Distributor, Funds and Index Receipt Agent as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Distributor and the Trust of a superseding certificate. Upon the termination or revocation of authority of such Authorized Person by the Participant, the Participant shall give immediate written notice of such fact to the Distributor and the Trust with copy to the Index Receipt Agent and such notice shall be effective upon receipt by the Distributor and the Trust.

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(b)               The Distributor shall issue to the Participant a unique personal identification number (“PIN Number”) by which the Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated. The PIN Number shall be kept confidential and provided to Authorized Persons only. If the Participant’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Participant and the Distributor. If for some reason, the Participant’s PIN number is compromised, the Participant shall contact the Distributor immediately in order for a new one to be issued.

(c)               The Distributor shall assume that all instructions issued to it using the Participant’s PIN Number have been properly placed, unless the Distributor has actual knowledge to the contrary or the Participant has revoked its PIN Number. The Distributor shall not verify that an Order is being placed by or on behalf of the Participant. The Participant agrees that the Distributor, the Index Receipt Agent and the Trust shall not be liable, absent fraud or willful misconduct, for losses incurred by the Participant as a result of unauthorized use of the Participant’s PIN Number, unless the Participant previously submitted written notice to revoke its PIN Number in accordance with this Agreement.

7.	REDEMPTIONS

(a)               The Participant understands and agrees that Redemption Orders may be submitted only on days that the Trust is open for business, as required by Section 22(e) of the Investment Company Act of 1940, as amended (the “1940 Act”).

(b)               The Participant represents, covenants and warrants that it will not attempt to place a Redemption Order for the purpose of redeeming any Creation Units unless it first ascertains that it or its customer, as the case may be, owns outright or has full legal authority and legal and beneficial right to tender for redemption the requisite number of Fund Shares, and that such Fund Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement, or any other agreement that would preclude the delivery of such Fund Shares to the Fund.

(c)               The Participant understands that Fund Shares of any Fund may be redeemed only when one or more Creation Units are held in the account of a single Participant.

(d)               The considerations for redemption of Creation Units of the Fund generally consists of (i) a designated portfolio of in-kind securities that closely approximate the holdings of the Fund (the “Fund Securities”) and (ii) an amount of cash denominated in U.S. dollars (the “Cash Redemptions Amount”) as described in the Fund Documents and the AP Handbook. The requisite Fund Securities and the Cash Redemption Amount generally will be transferred by the third NSCC Business Day following the date on which such request for redemption is deemed received.

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(g)               Notwithstanding anything to the contrary in this Agreement or the Prospectus, the Participant understands and agrees that residents of certain countries are entitled to receive only cash upon redemption of a Creation Unit. Accordingly, the Participant is required to confirm that any request it submits for an in-kind redemption has not been submitted on behalf of a Beneficial Owner who is a resident of a country requiring that all redemptions be made in cash.

8.	COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 351

(a)               The Participant represents, covenants and warrants that, based upon the number of outstanding Fund Shares of any particular Fund, it does not, and will not in the future, hold for the account of any single Beneficial Owner, or group of related Beneficial Owners, 80 percent or more of the currently outstanding Fund Shares of such Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to section 351 of the Internal Revenue Code of 1986, as amended.

(b)               The Participant agrees that the confirmation relating to any order for one or more Creation Units shall state as follows: “Purchaser represents and warrants that, after giving effect to the purchase of Fund Shares to which this confirmation relates, it will not hold 80% or more of the outstanding Fund Shares of the issuing Fund and will not treat such purchase as eligible for tax-free treatment under Section 351 of the Internal Revenue Code of 1986, as amended. If purchaser is a dealer, it agrees to deliver similar written confirmations to any person purchasing from it any of the Fund Shares to which this confirmation relates.”

(c)              The Fund, the Index Receipt Agent and the Distributor shall each have the right to require, as a condition to the acceptance of a deposit of Deposit Securities, information from the Participant regarding ownership of the Fund Shares by such Participant and its customers, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent or more of the Fund’s currently outstanding Fund Shares by a Beneficial Owner.

9.	OBLIGATIONS OF PARTICIPANT

(a)               The Participant agrees to maintain records of all sales of Fund Shares made by or through it and to furnish copies of such records to the Trust or the Distributor upon their reasonable request.

(b)               The Participant affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

(c)               The Participant represents, covenants and warrants that, during the term of this Agreement, it will not be an affiliated person of a Fund, a promoter or a principal underwriter of a Fund or an affiliated person of such persons, except under 2(a)(3)(A) or 2(a)(3)(C) of the 1940 Act due to ownership of Fund Shares.

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10.	INDEMNIFICATION

Section 12 shall survive the termination of this Agreement.

(a)               The Participant hereby agrees to indemnify and hold harmless the Distributor, the Trust, the Index Receipt Agent, their respective subsidiaries, affiliates, directors, officers, employees, designees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”), from and against any loss, liability, cost, or expense (including reasonable attorneys’ fees) (“Losses”) incurred by such Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement; (ii) any failure on the part of the Participant to perform any of its obligations set forth in this Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) actions of such Indemnified Party in reliance upon any instructions issued in accordance with the Fund Documents or Annex II (as each may be amended from time to time) reasonably believed by the Distributor and/or the Index Receipt Agent to be genuine and to have been given by the Participant; or (v) the Participant’s failure to complete a Purchase Order or Redemption Order that has been accepted. The Participant understands and agrees that the Funds as third party beneficiaries to this Agreement are entitled to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations under this Agreement that benefit the Fund. The Distributor shall not be liable to the Participant for any damages arising out of mistakes or errors in data provided to the Distributor, or out of interruptions or delays of communications with the Indemnified Parties who are service providers to the Fund, nor is the Distributor liable for any action, representation, or solicitation made by the wholesalers of the Fund. The Participant and the Distributor understand and agree that the Trust as a third-party beneficiary to this Agreement is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust.

(b)               The Distributor hereby agrees to indemnify and hold harmless the Participant and the Index Receipt Agent, their respective subsidiaries, affiliates, directors, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”), from and against any Losses incurred by such Indemnified Party as a result of (i) any material breach by the Distributor of any provision of this Agreement; (ii) any material failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; (iii) any material failure by the Distributor to comply with applicable laws, including rules and regulations of self-regulatory organizations; or (iv) actions of such Indemnified Party in reliance upon any representations made in accordance with the Fund Documents and Annex II (as each may be amended from time to time) reasonably believed by the Participant to be genuine and to have been given by the Distributor, or (v) any untrue statement of a material fact or alleged untrue statement of a material fact contained in the Registration Statement or in any prospectus or statement of additional information or any amendment thereof or supplement thereto, or arise out of or are based upon the omission of a material fact or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements therein not misleading. The Participant shall not be liable to the Distributor for any damages arising out of mistakes or errors in data provided to the Participant, or out of interruptions or delays of communications with the Indemnified Parties who are service providers to the Fund, nor is the Participant liable for any action, representation, or solicitation made by the wholesalers of the Fund.

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(c)              Neither the Index Receipt Agent nor the Distributor shall be responsible or liable for any loss or damage incurred by the Participant unless such loss or damage is caused by its own gross negligence or willful misconduct or that of its employees, or its material breach of any of its obligations hereunder and no implied covenants or obligations shall be read into this Agreement against the Distributor or the Index Receipt Agent. In no event shall the Index Receipt Agent or the Distributor be liable for special, indirect or consequential damages regardless of the form of action and even if the same were foreseeable. The Funds, the Distributor, the Index Receipt Agent, or any person who controls such persons within the meaning of Section 15 of the 1933 Act, shall not be liable to the Participant for any damages arising from any differences between the net asset value of the Fund and the Fund’s benchmark index, the FTSE China A50 Price Index.

11	RECEIPT OF PROSPECTUS BY PARTICIPANT

The Participant acknowledges receipt of the Prospectus and represents that it has reviewed that document (including the Statement of Additional Information incorporated therein) and understands the terms thereof.

12.	CONSENT TO ELECTRONIC DELIVERY OF PROSPECTUS

The Distributor may deliver electronically a single prospectus, annual or semi-annual report or other shareholder information (each, a “Shareholder Document”) to persons who have effectively consented to such electronic delivery. The Distributor will deliver Shareholder Documents electronically by sending consenting persons an e-mail message informing them that the applicable Shareholder Document has been posted and is available on the Fund’s website, [_________], and providing a hypertext link to the document. The electronic versions of the Shareholder Documents will be in PDF format and can be downloaded and printed using Adobe Acrobat.

By signing this Agreement, the Participant hereby consents to the foregoing electronic delivery of all Shareholder Documents to the e-mail address set forth on the signature page attached to this Agreement. The Participant further understands and agrees that unless such consent is revoked, the Participant can obtain access to the Shareholder Documents from the Distributor only electronically. The Participant can revoke the consent to electronic delivery of Shareholder Documents at anytime by providing written notice to the Distributor. The Participant agrees to maintain the e-mail address set forth on the signature page to this Agreement and further agrees to promptly notify the Distributor if its e-mail address changes. The Participant understands that it must have continuous Internet access to access all Shareholder Documents.

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13.	CONSENT TO TELEPHONE RECORDINGS

By signing this Agreement, the Participant acknowledges that certain telephone conversations between the Distributor and the Participant in connection with the placing of orders may be recorded, and the Participant hereby grants its consent to such recordings.

14.	NOTICES

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by facsimile or similar means of same day delivery (with a confirming copy by mail). Unless otherwise notified in writing, all notices to the Fund shall be at the address or telephone, facsimile, or telex numbers indicated below:

CSOP ETF TRUST

2801-2803, Two Exchange Square, 8 Connaught Place, Central Hong Kong

Facsimile: (852) 3406 5619

Copy to:

Richard F. Morris, Esquire

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

All notices to the Participant, the Distributor, and the Index Receipt Agent shall be directed to the address or telephone, facsimile or telex numbers indicated below the signature line of such party.

15.	EFFECTIVENESS, TERMINATION, AND AMENDMENT OF AGREEMENT

(a)               This Agreement shall become effective five Business Days after execution and delivery to the Distributor upon notice by the Distributor to the Authorized Participant. A “Business Day” shall mean each day the Listing Exchange is open for business.

(b)               This Agreement may be terminated at any time by any party upon sixty days’ prior written notice to the other parties, and may be terminated earlier by the Fund or the Distributor at any time in the event of a breach by the Participant of any provision of this Agreement or the procedures described or incorporated herein. This Agreement will be binding on each party’s successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party.

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(c)               This Agreement may be amended by the Distributor from time to time without the consent of the Participant or Index Receipt Agent (provided such amendment does not impact the Participant or Index Receipt Agent) by the following procedure. The Distributor will deliver a copy of the amendment to the Participant and the Index Receipt Agent in accordance with paragraph 14 above. If neither the Participant nor the Index Receipt Agent objects in writing to the amendment within five days after its receipt, the amendment will become part of this Agreement in accordance with its terms (provided such amendment does not impact the Participant or Index Receipt Agent).

16.	TRUST AS THIRD PARTY BENEFICIARY

The Participant and the Distributor understand and agree that the Trust as a third party beneficiary to this Agreement is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust.

17.	INCORPORATION BY REFERENCE

The Participant acknowledges receipt of the Prospectus and AP Handbook, represents that it has reviewed such documents and understands the terms thereof, and further acknowledges that the procedures contained therein pertaining to the creation and redemption of Creation Units are incorporated herein by reference.

18.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

19.	MISCELLANEOUS; COUNTERPARTS

This Authorized Participant Agreement constitutes the entire agreement between the Distributor and the Participant with respect to the subject matter hereof. Accordingly, this Authorized Participant Agreement supersedes any other oral or written agreements heretofore in effect between the Distributor and the Participant with respect to the distribution of shares in a Fund. Except as expressly provided herein, no other duties or obligations of any kind are implied upon any party.

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

DATED:__________________________________

ALPS Distributors, Inc.

By:

Name:
Title:
Address:
Telephone:
Facsimile:

[PARTICIPANT]

By:
Name:
Title:
Address:
Telephone:
Facsimile:
E-mail:

ACCEPTED BY:

Brown Brothers Harriman & Co., as Index Receipt Agent

By:
Name:
Title:
Address:

Telephone:
Facsimile:

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ANNEX I

CREATION UNIT SIZE FOR FUND SHARES

CSOP FTSE China A50 ETF	50,000

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ANNEX II

FORM OF CERTIFIED AUTHORIZED PERSONS OF PARTICIPANT

The following are the names, titles and signatures of all persons (each an “Authorized Person”) authorized to give instructions relating to any activity contemplated by this [NAME OF TRUST] Authorized Participant Agreement, or any other notices, request or instruction on behalf of Participant pursuant to this Authorized Participant Agreement.

For each Authorized Person:

Name:

Title:

Signature:

E-Mail Address:

Telephone:

Facsimile:

Name:

Title:

Signature:

E-Mail Address:

Telephone:

Facsimile:

The undersigned [name], [title], [company] does hereby certify that the persons listed above have been duly elected to the offices set forth beneath their names, that they presently hold such offices, that they have been duly authorized to act as Authorized Persons pursuant to the Authorized Participant Agreement by and among ALPS Distributors, Inc. and Participant [date] and that their signatures set forth above are their own true and genuine signatures.

By:

Date:
Name:
Title: [Participant’s] Secretary or Other Duly Authorized Person

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ANNEX III

ORDER ENTRY SYSTEM/

ELECTRONIC INTERFACE TERMS AND CONDITIONS

This Annex shall govern use by Authorized Participant of the electronic order entry system for placing Orders for Creation Units (the “System”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Authorized Participant Agreement (the “AP Agreement”). In the event of any conflict between the terms of this Annex V and the main body of the AP Agreement with respect to the placing of Orders, the terms of this Annex V shall control.

1.          (a) Authorized Participant shall provide to the Distributor a duly executed authorization letter, in a form satisfactory to Distributor, identifying those Authorized Persons who will access the System. Authorized Participant shall notify the Distributor in writing in the event that any person’s status as an Authorized Person is revoked or terminated as soon as possible, in order to give the Distributor a reasonable opportunity to terminate such Authorized Person’s access to the System.

(b) It is understood and agreed that each Authorized Person shall be designated as an authorized user of Authorized Participant for the purpose of the AP Agreement. Upon termination of the AP Agreement, the Authorized Participant’s and each Authorized Person’s access rights with respect to System shall be immediately revoked.

2.          Distributor grants to Authorized Participant a personal, nontransferable and nonexclusive license to use the System solely for the purpose of transmitting Orders and otherwise communicating with Distributor in connection with the same. Authorized Participant shall use the System solely for its own internal and proper business purposes. Except as set forth herein, no license or right of any kind is granted to Authorized Participant with respect to the System. Authorized Participant acknowledges that Distributor and its suppliers retain and have title and exclusive proprietary rights to the System. Authorized Participant further acknowledges that all or a part of the System may be copyrighted or trademarked (or a registration or claim made therefor) by Distributor or its suppliers. Authorized Participant shall not take any action with respect to the System inconsistent with the foregoing acknowledgments. Authorized Participant may not copy, distribute, sell, lease or provide, directly or indirectly, the System or any portion thereof to any other person or entity without Distributor’s prior written consent. Authorized Participant may not remove any statutory copyright notice or other notice included in the System. Authorized Participant shall reproduce any such notice on any reproduction of any portion of the System and shall add any statutory copyright notice or other notice upon Distributor’s request.

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3.          (a) Authorized Participant acknowledges that any user manuals or other documentation (whether in hard copy or electronic form) (collectively, the “Material”), which is delivered or made available to Authorized Participant regarding the System is the exclusive and confidential property of Distributor. Authorized Participant shall keep the Material confidential by using the same care and discretion that Authorized Participant uses with respect to its own confidential property and trade secrets, but in no event less than reasonable care. Authorized Participant may make such copies of the Material as is reasonably necessary for Authorized Participant to use the System and shall reproduce Distributor’s proprietary markings on any such copy. The foregoing shall not in any way be deemed to affect the copyright status of any of the Material which may be copyrighted and shall apply to all Material whether or not copyrighted. DISTRIBUTOR AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE MATERIAL OR ANY PRODUCT OR SERVICE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) Upon termination of the Agreement for any reason, Authorized Participant shall return to Distributor all copies of the Material which is in Authorized Participant’s possession or under its control.

4.          Authorized Participant agrees that it shall have sole responsibility for maintaining adequate security and control of the user IDs, passwords and codes for access to the System, which shall not be disclosed to any third party without the prior written consent of Distributor. Distributor shall be entitled to rely on the information received by it from the Authorized Participant and Distributor may assume that all such information was transmitted by or on behalf of an Authorized Person regardless of by whom it was actually transmitted.

5.          Distributor shall have no liability in connection with the use of the System, the access granted to the Authorized Participant and its Authorized Persons hereunder, or any transaction effected or attempted to be effected by the Authorized Participant hereunder, except for damages incurred by the Authorized Participant as a direct result of Distributor’s gross negligence or willful misconduct. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS HEREBY AGREED THAT IN NO EVENT SHALL DISTRIBUTOR OR ANY MANUFACTURER OR SUPPLIER OF EQUIPMENT, SOFTWARE OR SERVICES BE RESPONSIBLE OR LIABLE FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHICH THE AUTHORIZED PARTICIPANT MAY INCUR OR EXPERIENCE BY REASON OF ITS HAVING ENTERED INTO OR RELIED ON THIS AGREEMENT, OR IN CONNECTION WITH THE ACCESS GRANTED TO AUTHORIZED PARTICIPANT HEREUNDER, OR ANY TRANSACTION EFFECTED OR ATTEMPTED TO BE EFFECTED BY AUTHORIZED PARTICIPANT HEREUNDER, EVEN IF DISTRIBUTOR OR SUCH MANUFACTURER OR SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR SHALL DISTRIBUTOR OR ANY SUCH MANUFACTURER OR SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND SUCH PERSON’S REASONABLE CONTROL.

6.          Distributor reserves the right to revoke Authorized Participant’s access to the System immediately and without notice upon any breach by the Authorized Participant of the terms and conditions of this Annex V.

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7.          Distributor shall acknowledge through the System its receipt of each Order communicated through the System, and in the absence of such acknowledgment Distributor shall not be liable for any failure to act in accordance with such orders and Authorized Participant may not claim that such Order was received by Distributor. Distributor may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by Distributor in sufficient time for Distributor to act upon, or in accordance with such instructions or communications.

8.          Authorized Participant agrees to use reasonable efforts to prevent the transmission through the System of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Systems.

9.          Authorized Participant acknowledges and agrees that encryption may not be available for every communication through the System, or for all data. Authorized Participant agrees that Distributor may deactivate any encryption features at any time, without notice or liability to Authorized Participant, for the purpose of maintaining, repairing or troubleshooting its systems.

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